Exhibit 10.47

March 1,2007

Edward J. Kelly, III

Chairman and Chief Executive Officer

Mercantile Bankshares Corporation

2 Hopkins Plaza

Baltimore, MD 21201

Dear Mr. Kelly,

This letter will confirm our understanding with respect to the Supplemental Retirement Agreement dated as of February 2, 2001 (and as amended February 27, 2007) by and between you, Mercantile Bankshares Corporation (“Mercantile”) and Mercantile-Safe Deposit and Trust Company (the “Agreement”). A copy of the Agreement is attached hereto.

We acknowledge and agree as follows:

•

Upon the effective date of the merger (the “Merger”) between Mercantile and The PNC Financial Services Group, Inc. (“PNC”), the Agreement will be binding on PNC as successor to Mercantile in accordance with Section 11.2 of the Agreement.

•	Solely for the purposes of the Agreement, upon the effective date of the Merger your employment with Mercantile and/or PNC shall be deemed to have been terminated as of February 28,2007.

•

Based upon the foregoing, and the terms of the Agreement, upon your attainment of age 60, PNC’s obligation to you pursuant to the Agreement will be the payment of a retirement benefit, commencing June 1,2013 and continuing for the remainder of your life, in the amount of $247,951 annually, payable monthly (subject to your right to elect to receive such benefit in either a Joint and Survivor Option or a Guaranteed Period Option, in which case the foregoing amount shall be a reduced amount which is the Actuarial Equivalent of a straight life annuity of $247,951 commencing on such date).

•

Based upon the foregoing, and the terms of the Agreement, in the event PNC elects to defer payment of your retirement benefit until your attainment of age 65 (in accordance with Section 2.4 of the Agreement), PNC’s obligation to you pursuant to the Agreement will be the payment of a retirement benefit, commencing June 1, 2018 and continuing for the remainder of your life, in the amount of $230,792 annually, payable monthly (subject to your right to elect to receive such benefit in either a Joint and Survivor Option or a Guaranteed Period Option, in which case the foregoing amount shall be a reduced amount which is the Actuarial Equivalent of a straight life annuity of $230,792 commencing on such date).

•

In accordance with the terms of the Agreement, in the event of your death before commencement of the payment of your retirement benefit under the Agreement, PNC’s obligation to your beneficiary will be the payment of a death benefit in the amount of $208,907 annually, payable monthly, commencing on the first day of the month next following your death and continuing thereafter for a period of ten years.

•

Nothing herein shall be construed as an amendment to or modification of the Agreement. Without limiting the foregoing, nothing herein shall be construed as limiting or restricting your options, as set forth in the Agreement, to elect the form of benefit or designate (or change the designation of) a beneficiary,

•	Your currently designations and elections under the agreement are set forth in Exhibit A attached hereto.

Should you have any questions regarding the agreement, please call Kenneth (Mike) Beatty at 412-768-8316.

Sincerely,

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Richard J. Johnson
	Name:	Richard J. Johnson
	Title:	CFO

Edward J. Kelly, III

Supplemental Retirement Agreement dated February 2, 2001

Election/Designation worksheet

Date: February 28, 2007

Mail to:	The PNC Financial Services Company, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222-2707
ATTN: Director of Human Resources

1.	Designated beneficiary:

2.	Contingent beneficiary:

3.	Form of Retirement Benefit (select one):

a.	Straight Life Annuity: ☐

b.	Joint and Survivor Option: ☐

i.	Post-death rate (select one);

1.	100% ☐

2.	75% ☐

3,	66.7% ☐

4.	50% ☐

c.	Guaranteed Benefit Option:

i.	Period Certain (select one)

1.	5 yrs ☐

2.	10 yrs ☐

3.	15 yrs ☐

4.	20 yrs ☐

Edward J. Kelly, III

Date: _______________________________________

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS SUPPLEMENTAL RETIREMENT AGREEMENT, entered into this 2nd day of February, 2001, by and between MERCANTILE BANKSHARES CORPORATION (“Mercshares”) and MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY (“Merc-Safe”), both corporations of the State of Maryland, Two Hopkins Plaza, Baltimore, Maryland 21201, hereinafter collectively referred to as “Employer,” and EDWARD J. KELLY, III, hereinafter referred to as “Executive.”

WHEREAS, Employer has employed Executive pursuant to an Executive Employment Agreement entered into on the 2nd day of February, 2001; and

WHEREAS, pursuant to such Executive Employment Agreement, Employer has represented to Executive that he will be eligible to participate in a supplemental executive retirement plan; and

WHEREAS, Employer and Executive wish to set forth the specific terms of such supplemental executive retirement plan.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, Employer and Executive hereby agree as follows:

SECTION 1 - DEFINITIONS

1.1	Definitions

(a)	Actuarial Assumptions

“Actuarial Assumptions” shall mean, with respect to mortality, 1983 Group Mortality Table, and with respect to interest, 7.5%, or such other assumptions as may be described in the Agreement.

(b)	Actuarial Equivalent

“Actuarial Equivalent” shall mean a benefit of equivalent dollar value on a specified date, computed on the basis of Actuarial Assumptions.

(c)	Agreement

“Agreement” shall mean the Supplemental Retirement Agreement between Executive and Employer, as set forth herein, as amended from time to time.

(d)	Beneficiary

“Beneficiary” shall mean such person, persons, entity or entities as may be designated by Executive to receive benefits after the death of Executive, all as provided for in Section 3.

(e)	Cash Balance Plan

“Cash Balance Plan” shall mean the Cash Balance Plan for Employees of Mercantile Bankshares Corporation and Participating Affiliates, as amended from time to time.

(f)	Cash Balance SERP

“Cash Balance SERP” shall mean the Mercantile Bankshares Corporation and Participating Affiliates Supplemental Cash Balance Executive Retirement Plan, as amended from time to time.

(g)	Code

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)	Committee

“Committee” shall mean the Compensation Committee of Mercantile Bankshares Corporation.

(i)	Compensation

“Compensation” shall mean Executive’s base salary and such bonus as may be received pursuant to Employer’s Annual Incentive Compensation Plan or as may otherwise be paid by Employer, in each case prior to reductions for elective contributions under Sections 401(k), 125 or 132(f) of the Code, or under any nonqualified deferred compensation plan of Employer.

(j)	Disability or Disabled

“Disability” or “Disabled” shall mean disability as defined under the long-term disability plan of Mercshares.

(k)	Early Retirement Date

“Early Retirement Date” shall mean the first day of the month coincident with or next following the date on which Executive attains age 60.

(l)	Final Average Compensation

“Final Average Compensation” shall mean Executive’s average annual compensation during the three consecutive 12-month periods contained within the last five consecutive 12-month periods immediately prior to the month in which Executive’s termination of employment occurs, affording the highest such Final Average Compensation. In the event that Executive’s entire period of employment consists of less than three consecutive 12-month periods, his Final Average Compensation shall be determined by averaging (on an annual basis) his Compensation during his entire period of employment with Employer.

(m)	401(k) SERP

“401(k) SERP” shall mean the Mercantile Bankshares Corporation and Participating Affiliates Supplemental 401(k) Executive Retirement Plan, as amended from time to time.

(n)	Late Retirement Date

“Late Retirement Date” shall mean the first day of the month coincident with or next following the date on which Executive’s termination of employment occurs after his Normal Retirement Date.

(o)	Normal Retirement Date

“Normal Retirement Date” shall mean the first day of the month coincident with or next following the date on which Executive attains age 65.

(p)	Primary Social Security Benefit

“Primary Social Security Benefit” shall mean the benefit to which Executive is entitled at age 65 as if he terminated employment at age 65. If Executive terminates employment prior to age 65, his Primary Social Security Benefit commencing at age 65 shall be estimated by assuming no future earnings and by using the applicable provisions of the federal Social Security Act as in effect on the date Executive terminates employment. The Primary Social Security Benefit shall be determined without taking into consideration any benefits to which he may be entitled by reason of his dependents, his spouse’s age, or any disability which he, his spouse or any dependent may suffer, or any income earned by him which may reduce the amount of federal Social Security benefits to which he might otherwise be entitled.

(q)	Retirement Benefit

“Retirement Benefit” shall mean Executive’s supplemental retirement benefit, as described in Section 2.1.

(r)	Thrift Plan

“Thrift Plan” shall mean the Employees’ Thrift Plan of Mercantile Bankshares Corporation and Participating Affiliates, as amended from time to time.

(s)	Year of Service

“Year of Service” shall mean each full and fractional 12-month period, measured from the date on which Executive commenced employment with Employer, during which Executive works on a full-time basis for Employer. In addition, a Year of Service shall include each full and fractional 12-month period, measured from the date on which Executive attained age 25 and ending on the date Executive commenced employment with Employer.

SECTION 2 - AMOUNT AND FORM OF BENEFITS

2.1	Normal Retirement Date

(a) Upon Executive’s retirement on his Normal Retirement Date, he shall receive a Retirement Benefit which shall be an annual benefit, payable monthly, commencing on his Normal Retirement Date and continuing for his life in an amount equal to the sum of (1), (2) and (3) (the “gross benefit”) minus the sum of (4), (5), (6), (7) and (8) (the “offsets”), where:

(1)	is 0.5% of his Final Average Compensation multiplied by his first 10 Years of Service;

(2)	is 1% of his Final Average Compensation multiplied by his next 15 Years of Service;

(3)	is 3% of his Final Average Compensation multiplied by his next 15 Years of Service;

(4)	is Executive’s benefit under the Cash Balance Plan;

(5)	is Executive’s benefit under the Thrift Plan;

(6)	is Executive’s benefit under the 401(k) SERP;

(7)	is Executive’s benefit under the Cash Balance SERP; and

(8)	is Executive’s Primary Social Security Benefit.

(b) The offsets provided for in Sections 2.1(a)(4) through (8) above shall be implemented by reducing on a dollar for dollar basis the annual benefit payable to Executive pursuant to Sections 2.1(a)(1) through (3) above. Each such offset shall be expressed as an annual straight life annuity payment commencing on Executive’s Normal Retirement date regardless of whether Executive elects to receive such benefit in the form of a straight life annuity or to commence receiving such benefit on his Normal Retirement Date. The annual life annuity payments which are the Actuarial Equivalent of the benefits described in Sections 2.1(a)(5) through (7), and thus the offsets to be used pursuant to this Section 2.1, shall be calculated pursuant to the Actuarial Assumptions. Such offsets described in Sections 2.1(a)(5) through (7) shall be calculated as if amounts which had previously been withdrawn or paid from any such arrangement prior to Executive’s Normal Retirement Date had not been so withdrawn or paid; this calculation shall be done by determining the Actuarial Equivalent of any such withdrawal or payment as of the Participant’s Normal Retirement Date and then by applying such Actuarial Equivalent as an offset as described above.

2.2	Early Retirement Date

Upon Executive’s termination of employment on or after his Early Retirement Date (but prior to his Normal Retirement Date), he shall receive a Retirement Benefit, as described in Section 2.1, which shall be an annual benefit, payable monthly, commencing on the first day of the month following his termination of employment and continuing for his life, calculated as follows: Executive’s gross benefit, as described in Sections 2.1(a)(1) through (3), shall be reduced, in order to reflect early payment, by 4% for each full year (and proportionately for each fractional year) by which his benefit commencement date precedes his Normal Retirement Date. The offsets, as described in Sections 2.1(a)(4) through (8), to be used in such calculation shall be determined as of the date Executive’s benefit commences. For purposes of calculating the offset described in Section 2.1(a)(4), the early retirement reduction factors in the Cash Balance Plan shall be utilized to reflect early payment. For purposes of calculating the offset described in Section 2.1(a)(8), Actuarial Assumptions shall be utilized to reflect early payment.

2.3	Late Retirement Date

If Executive is permitted to continue in employment subsequent to his Normal Retirement Date, then upon his termination of employment after his Normal Retirement Date, he shall receive a Retirement Benefit, as described in Section 2.1, which shall be an annual benefit, payable monthly, commencing on his Late Retirement Date and continuing for his life. The Retirement Benefit payable to Executive at his Late Retirement Date shall be the Actuarial Equivalent of what Executive’s Retirement Benefit would have been had his employment terminated on his Normal Retirement Date and had he commenced receiving his Retirement Benefit on his Normal Retirement Date.

2.4	Other Termination of Employment

Upon Executive’s termination of employment prior to his Early Retirement Date, he shall be entitled to receive a Retirement Benefit, as described in Section 2.1, which shall be an annual benefit, payable monthly, commencing on his Normal Retirement Date and continuing for his life in an amount calculated pursuant to Section 2.1 hereof; provided, however, that the offsets described in Sections 2.1(a)(5) through (7) to be applied at Executive’s Normal Retirement Date shall be fixed as of the date of Executive’s termination of employment and shall be the Actuarial Equivalent of such offsets determined as of Executive’s termination of employment. The Committee, in its sole discretion, may determine to commence Executive’s Retirement Benefit at any time after he attains age 60 (but prior to his Normal Retirement Date), in which case his Retirement Benefit shall be calculated as provided in Section 2.2; provided, however, that the offsets described in Sections 2.1(a)(5) through (7) to be applied at Executive’s benefit commencement date shall be fixed as of the date of Executive’s termination of employment and shall be the Actuarial Equivalent of such offsets determined as of Executive’s termination of employment.

2.5	Disability

(a) In the event Executive incurs a Disability prior to the termination of his employment, and thereby ceases to be actively employed, he will receive benefits under the long-term disability plan of Mercshares until he is no longer Disabled or until he attains the age of 65, whichever is sooner. If Executive remains Disabled until age 65, or ceases to be Disabled but does not return to active employment in his current position, he shall receive a Retirement Benefit under this Agreement, commencing on what would have been his Normal Retirement Date (or, in the Committee’s sole discretion, on any date after what would have been his Early Retirement Date, assuming the long-term disability plan of Mercshares had ceased paying benefits to Executive at such time), based on his Final Average Compensation and Years of Service as of the date he incurred a Disability and calculated pursuant to Section 2.4.

(b) If Executive’s Disability ends and he returns to active employment in his current position, he will again commence accruing benefits under this Agreement and the calculation of his Retirement Benefit shall be governed by the terms of this Agreement; provided, however, that the period of time during which he was Disabled shall not count as Years of Service hereunder; and further provided, that the period of time during which he was Disabled shall not be deemed to interrupt his consecutive Years of Service for purposes of calculating his Final Average Compensation.

2.6	Form of Benefit

In lieu of a straight life annuity form of benefit, Executive may elect, with the consent of the Committee, to receive his Retirement Benefit in one of the following forms:

(a)	Joint and Survivor Option

(1)	Executive may elect to receive, in lieu of a straight life annuity, a reduced annual benefit, payable monthly, which is the Actuarial Equivalent of such straight life annuity, payable during Executive’s life and continuing after his death at a full, 75%, 66-2/3%, or 50% rate (according to the election of Executive) to the Executive’s surviving Beneficiary for the remainder of such Beneficiary’s life. For purposes of the Joint and Survivor Option, only one natural person may be designated as a beneficiary.

(2)	If Executive’s Beneficiary dies before commencement of benefit payment to Executive, the election of a joint and survivor option shall thereupon become void. If Executive’s Beneficiary dies after commencement of benefit payments to Executive, but before the date of Executive’s death, the election of a joint and survivor option shall remain effective and Executive shall receive the reduced retirement benefit payable to him under such option.

(b)	Guaranteed Period Option

(1)	Executive may elect to receive, in lieu of a straight life annuity, a reduced annual benefit, payable monthly, which is the Actuarial Equivalent of such straight life annuity, payable during Executive’s life and guaranteed to continue to Executive or his designated Beneficiary for a period certain of 5, 10, 15 or 20 years, according to the election of Executive, after the commencement of benefit payments to Executive, regardless of whether Executive survives such period certain.

(2)	If Executive’s Beneficiary dies before Executive, Executive shall have the right to designate another Beneficiary. If Executive’s Beneficiary dies after Executive and after benefits have commenced, benefits for the remainder of the period certain will be continued to the estate of the Beneficiary, unless Executive shall have designated another Beneficiary to receive such benefits.

SECTION 3 - DEATH BENEFITS

3.1	Death Before Commencement of Retirement Benefit

If Executive dies prior to the commencement of his Retirement Benefit, his Beneficiary shall be entitled to receive, commencing on the first day of the month next following Executive’s death, a death benefit. The death benefit shall initially be calculated, pursuant to Section 2 hereof, as if Executive had terminated employment as of the date of his death and commenced receiving his Retirement Benefit as of such date in the form of a straight life annuity; for purposes of reducing Executive’s gross benefit in the event Executive dies prior to attaining age 60, the reduction percentage described in Section 2.2 shall be used to reduce such benefit to an age-60 benefit and Actuarial Assumptions shall be used thereafter to reduce such benefit to a benefit commencing as of the date of his death. Such straight life annuity shall then be converted, pursuant to Actuarial Assumptions, to a 10-year period certain annuity, and Executive’s Beneficiary shall receive monthly payments of such 10-year period certain annuity until the end of the term. If Executive’s Beneficiary dies before the end of the 10-year term, benefits for the remainder of the period certain will be continued to the estate of the Beneficiary, unless the Executive shall have designated another Beneficiary to receive such benefits.

3.2.	Death After Commencement of Retirement Benefit

If Executive dies subsequent to the commencement of his Retirement Benefit in accordance with a method described in Section 2, the death benefit, if any, payable to his Beneficiary shall be distributed in accordance with the method of distribution already in effect.

3.3	Designation of Beneficiary

(a) Executive shall have the right to designate a Beneficiary to receive the sums to which he may be entitled upon his death. Such designation of Beneficiary shall be in writing and delivered to the Committee, and shall be effective upon receipt by the Committee. Executive shall have the right to change such designation by notice in writing to the Committee. Any such change shall be deemed to revoke all prior designations.

(b) If Executive shall fail to validly designate a Beneficiary or if no designated Beneficiary survives Executive, any sums payable upon his death shall be paid to the person or persons in the first of the following classes of successive preference beneficiaries surviving at the death of Executive: Executive’s (1) surviving spouse, (2) lineal descendants, per stirpes, and (3) estate. The Committee shall decide what Beneficiaries, if any, have been validly designated, and its decision shall be binding and conclusive on all persons.

SECTION 4 - OBLIGATION TO BE UNSECURED

It is understood and agreed that Employer’s obligations under this Agreement shall not be secured in any manner. Neither Executive nor any Beneficiary shall be deemed to have any property interest, legal or equitable, in any asset of Employer, and neither Executive’s right to his Retirement Benefit nor any other Beneficiary’s right to benefits under this Agreement shall be greater than, nor shall it have any preference or priority over, the rights of any unsecured general creditor of Employer. Anything in this Section to the contrary notwithstanding, Employer may establish a rabbi trust to accumulate assets for the purpose of providing benefits under this Agreement.

SECTION 5 - ALIENATION OR ENCUMBRANCE

No payments, benefits or rights under this Agreement shall be subject in any manner to anticipation, sale, transfer, assignment, mortgage, pledge, encumbrance, charge or alienation by Executive or other Beneficiary.

SECTION 6 - CLAIMS PROCEDURE

6.1	Benefit Claim

Any claim for a benefit under this Agreement by Executive or other Beneficiary shall be made in writing and delivered to the Committee at Mercshares’ principal office. If Executive or other Beneficiary believes he has incorrectly been denied any benefit under this Agreement, either in whole or in part, the Committee shall advise the claimant in writing of the proper amount of the benefit, if any, and the specific reasons for the denial. The Committee shall also furnish the claimant at that time with a written notice containing:

(a) A specific reference to pertinent provisions of the Agreement;

(b) A description of any additional material or information necessary for the claimant to perfect this claim, if possible, and an explanation of why such material or information is needed; and

(c) An explanation of the following claims review procedure.

6.2	Claims Review Procedure

Within 60 days of receipt of the information described above, the claimant shall, if further review is desired, file a written request for reconsideration with the Committee at Mercshares’ principal office. So long as the claimant’s request for review is pending (including such 60-day period), the claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Committee.

6.3	Final Decision

A final decision shall be made by the Committee within 60 days of the filing by the claimant of the request for reconsideration; provided, however, that if the Committee in its discretion, feels that a hearing with the claimant or his representative present is necessary or desirable, this period shall be extended an additional 60 days. The decision by the Committee shall be conveyed to the claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent provisions of the Agreement on which the decision is based. This claims review procedure shall not deprive Executive of any judicial remedy to which he may otherwise be entitled.

6.4	Obligations of Committee

The members of the Committee shall use ordinary care and diligence in the performance of their duties. They shall be entitled to rely conclusively, and shall be fully protected in any action or omission taken by them in good faith reliance, upon the advice or opinions of any persons, firms or agents retained by them, including, but not limited to, accountants, actuaries, counsel and other specialists. Nothing contained herein shall preclude Employer from indemnifying any member for all actions under this Agreement, or from purchasing liability insurance to protect such members with respect to their duties pursuant to this Agreement.

SECTION 7 - NONGUARANTEE OF EMPLOYMENT

Nothing contained in this Agreement shall be construed as a contract of employment between Employer and Executive, or as a right of Executive to be continued in the employment of Employer or as a limitation of the right of Employer to discharge Executive, with or without cause, at any time.

SECTION 8 - INCAPACITY OF RECIPIENT

If any person entitled to a distribution under this Agreement is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Employer therefore.

SECTION 9 - WITHHOLDING

Employer shall have the right to deduct from any payment made hereunder any taxes required by law to be withheld from Executive or any Beneficiary with respect to such payment.

SECTION 10 - COOPERATION OF PARTIES

Each party to this Agreement agrees to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Agreement or any of its provisions.

SECTION 11 - BINDING ON SUCCESSORS

11.1	With Respect to Executive

This Agreement is personal to Executive and may not be assigned by him. This Agreement shall, however, inure to the benefit of, and be enforceable by, Executive’s personal representatives.

11.2	With Respect to Employer

This Agreement shall insure to the benefit of and be binding upon Employer and its successors and assigns, whether by merger, consolidation, reorganization, share exchange, transfer of assets or otherwise. Employer shall require any business successors to assume and agree to be bound by and perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

SECTION 12 - MODIFICATION AND WAIVER

This Agreement may not be modified, altered or amended except by a subsequent written instrument executed by all of the parties hereto. No waiver of any provision of this Agreement shall be binding unless evidenced by a subsequent written instrument executed by that party against whom it is sought to be enforced.

SECTION 13 - GENERAL PROVISIONS

13.1	Plurals and Gender

Where appearing in this Agreement, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

13.2	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.

13.3	Entire Agreement

This Agreement represents the entire agreement between the parties, and all prior representations, agreements and understandings between the parties as to its subject matter are of no further force or validity.

13.4	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws, except to the extent superseded by the Employee Retirement Income Security Act of 1974, as amended from time to time.

13.5	Severability

In the event that one or more provisions of this Agreement are found to be unenforceable or illegal, the remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Supplemental Retirement Agreement the day and year first above written.

WITNESS:

/s/ Alan D. Yarbro	/s/ Edward J. Kelly, III
ALAN D. YARBRO	EDWARD J. KELLY, III

ATTEST:	MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY

/s/ Alan D. Yarbro	By:	/s/ H. Furlong Baldwin (SEAL)
ALAN D. YARBRO		H. FURLONG BALDWIN
Secretary		Chief Executive Officer

ATTEST:	MERCANTILE BANKSHARES CORPORATION

/s/ Alan D. Yarbro	By:	/s/ H. Furlong Baldwin (SEAL)
ALAN D. YARBRO		H. FURLONG BALDWIN
Secretary		President and Chief Executive Officer

FIRST AMENDMENT TO SUPPLEMENTAL RETIREMENT AGREEMENT

WHEREAS, MERCANTILE BANKSHARES CORPORATION and MERCANTILE SAFE-DEPOSIT AND TRUST COMPANY (collectively, the “Employer”) and Edward J. Kelly, III (the “Executive”) entered into a Supplemental Retirement Agreement dated February 2, 2001; and

WHEREAS, the Employer and the Executive wish to amend the Supplemental Retirement Agreement in order that it may comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, the Supplemental Retirement Agreement is amended as follows:

FIRST CHANGE

Section 2.4 shall be deleted in its entirety and the following substituted in lieu thereof:

“2.4	Other Termination of Employment

Upon Executive’s termination of employment prior to his Early Retirement Date, he shall be entitled to receive a Retirement Benefit, as described in Section 2.1, which shall be an annual benefit, payable monthly, commencing on his Early Retirement Date and continuing for his life in an amount calculated pursuant to Section 2.2 hereof; provided, however, that the offsets described in Sections 2.1(a)(5) through (7) to be applied at Executive’s Early Retirement Date shall be fixed as of the date of Executive’s termination of employment and shall be the Actuarial Equivalent of such offsets determined as of Executive’s termination of employment. The Committee, in its sole discretion, may instead determine to commence Executive’s Retirement Benefit on his Normal Retirement Date, in which case his Retirement Benefit shall be calculated as provided in Section 2.1; provided, however, that (a) the offsets described in Sections 2.1(a)(5) through (7) to be applied at Executive’s Normal Retirement Date shall be fixed as of the date of Executive’s termination of employment and shall be the Actuarial Equivalent of such offsets determined as of Executive’s termination of employment, and (b) any such election to defer Executive’s benefit shall be made in writing by the Committee and communicated to Executive NO LATER THAN the date of Executive’s 59th birthday (or within such other limits as may be provided under Section 409A of the Code).”

SECOND CHANGE

Section 2.5 (a) shall be deleted in its entirety and the following substituted in lieu thereof:

“(a) In the event Executive incurs a Disability prior to the termination of his employment, and thereby ceases to be actively employed, he will receive benefits under the long-term disability plan of Mercshares until he is no longer Disabled or until he attains the age of 65, whichever is sooner. If Executive remains Disabled until age 65, or ceases to be Disabled but does not return to active employment in his current position, he shall receive a Retirement Benefit under this Agreement, commencing on what would have been his Normal Retirement Date, based on his Final Average Compensation and Years of Service as of the date he incurred a Disability and calculated as provided in Section 2.1; provided, however, that the offsets described in Sections 2.1(a)(5) through (7) to be applied at Executive’s Normal Retirement Date shall be fixed as of the date of the date Executive incurred such Disability and shall be the Actuarial Equivalent of such offsets determined as of Executive’s Disability date.”

THIRD CHANGE

A new Section 14 shall be added to the Supplemental Retirement Agreement, to read as follows:

“SECTION 14 – SECTION 409A

14.1	Section 409A Rules

If at the time of his “separation from service” Executive is a “specified employee” (both as defined in Section 409A of Code), Executive shall not be entitled to any payments under this Agreement upon such separation until the earlier of (a) the date which is six months after Executive’s separation from service for any reason other than death, or (b) Executive’s date of death. Anything contained herein to the contrary notwithstanding, no distribution shall be made pursuant to this Agreement unless such distribution is made with respect to one of the permissible distribution events set forth in Section 409A, as applicable. In addition, if any provision of the Agreement contravenes Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Mercshares shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code, and shall take such other actions as may be necessary to preserve the economic result to Executive as contemplated under this Agreement.”

The Supplemental Retirement Agreement dated as of February 2, 2001, as amended by the foregoing changes, remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the 27th day of February, 2007.

WITNESS:	Edward J. Kelly, III

/s/ John L. Unger	/s/ Edward J. Kelly, III

ATTEST:	MERCANTILE BANKSHARES CORPORATION

/s/ John L. Unger	By:	/s/ Jay M. Wilson

ATTEST:	MERCANTILE SAFE- DEPOSIT AND TRUST COMPANY

/s/ John L. Unger	By:	/s/ Jay M. Wilson